EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Richard H. Marsh, (Senior Vice President and
Chief Financial Officer of Jersey
Central Power & Light Company, as Servicer ) certify that:

1.
A review of the Servicer's activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Bondable Transition Property Service Agreement dated as of August 10, 2006 between JCP&L Transition Funding II LLC, as the Issuing Entity, and the Servicer, has been made under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 16, 2007

/s/ Richard H. Marsh
Richard H. Marsh
Senior Vice President and Chief Financial Officer of Jersey Central Power & Light Company, as Servicer